Exhibit 5.7

[LETTERHEAD OF	300 N. Greene Street
Suite 1400
SMITH MOORE LEATHERWOOD LLP]	Greensboro, NC 27401

May 11, 2017

AECOM

1999 Avenue of the Stars, Suite 2600

Los Angeles, California 90067

Re:                             Registration Statement on Form S-4 of AECOM and the additional registrants listed thereon, filed May 11, 2017; Exchange Offer for $1,000,000.000 in Aggregate Principal Amount of 5.125% Senior Notes Due 2027 of AECOM

Ladies and Gentlemen:

We have acted as special local counsel to URS Corporation — North Carolina, a North Carolina professional corporation (“URS-NC”) and subsidiary of AECOM, a Delaware corporation (the “Parent”), in connection with (i) the issuance of $1,000,000,000 aggregate principal amount of the 5.125% Senior Notes due 2027 (the “Exchange Notes”) of Parent and the guarantees of the Exchange Notes by each of the guarantors (the “Subsidiary Guarantors”) named in the Indenture (as such term is defined below), including the guarantee of URS-NC (the “NC Guarantee”), URS-NC being a party to that certain indenture, dated as of February 21, 2017, among the Parent, U.S. Bank National Association, as Trustee (the “Trustee”), and certain Subsidiary Guarantors (the “Indenture”), and (ii) a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission on May 11, 2017 (the “Registration Statement”).  The Exchange Notes will be issued in exchange for the Parent’s outstanding 5.125% Senior Notes due 2027 on the terms set forth in the prospectus contained in the Registration Statement (the “Prospectus”).  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as expressly stated herein with respect to the issue of the Exchange Notes and the NC Guarantee.

In rendering the opinions set forth herein, we have examined the Indenture. We have also reviewed such documents and considered such matters of law and fact as we, in our professional judgment, have deemed appropriate to render the opinions contained herein.

With your consent, we have relied upon certificates of public officials, and certificates and other assurances of officers of the Parent, URS-NC, and others as to factual matters without having independently verified such factual matters.  We have assumed the correctness of the factual matters contained in such reliance sources.  In rendering our opinion that URS-NC “is a professional corporation” and “in existence,” we have relied solely upon Articles of

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Incorporation of URS-NC as certified by the North Carolina Secretary of State on February 14, 2017 and a Certificate of Existence regarding URS-NC of the North Carolina Secretary of State dated May 5, 2017.

We are opining herein as to the internal laws of the State of North Carolina, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.  We note that our firm is separately rendering an opinion of even date with respect to B.P. Barber & Associates, Inc., a South Carolina corporation, as to related matters described therein.  In rendering this opinion with respect to URS-NC, except for the specific opinions covered by this opinion, we have relied upon the opinion issued on May 11, 2017 by Gibson, Dunn & Crutcher LLP to you as of such date.

When an opinion expressed herein is stated to be “to our knowledge,” we mean that we do not have knowledge of, and have not made an independent investigation to establish, the existence of the facts forming the basis for the opinion thus expressed.

As special local counsel to URS-NC, we have represented URS-NC solely in connection with the issuance of this opinion.  No inference should be drawn as to our knowledge beyond the scope of the specific matters as to which we have been engaged as special local counsel to URS-NC.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.             URS-NC is a professional corporation in existence under the laws of the State of North Carolina.

2.             URS-NC has the corporate power to execute, deliver and perform its obligations under the Indenture (including the provisions contained therein providing for the NC Guarantee).

3.             The execution and delivery of the Indenture by URS-NC and the performance of its obligations thereunder have been authorized by all necessary corporate action and do not violate any applicable provisions of statutory laws or regulations, or to our knowledge, any order, judgment or decree applicable to URS-NC.

4.             The Indenture has been executed and delivered by URS-NC.

This opinion letter is strictly limited to the matters stated herein, and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.  This opinion letter is given as of the date hereof.  We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and Gibson, Dunn & Crutcher LLP, in its rendering of its opinion to you dated May 11, 2017, and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ SMITH MOORE LEATHERWOOD LLP